Exhibit 99.1

PRESS RELEASE

For release:	July 16, 2012

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

GLOBAL INDEMNITY PLC ANNOUNCES THE APPOINTMENT OF JOHN HOWES

TO THE COMPANY’S BOARD OF DIRECTORS.

DUBLIN, Ireland, July 16, 2012. Global Indemnity plc (Nasdaq: GBLI) – Global Indemnity plc today announced the appointment of John Howes to the Company’s Board of Directors effective July 16, 2012.

Mr. Howes started his distinguished career with JH Minet & Co., a Lloyds of London Broker, working in a number of different divisions including a secondment to San Francisco; he was elected to the board of Minet Holdings becoming chairman of the group’s Worldwide Production and Marketing Division and joint integration group for Minet and Corroon & Black. Mr. Howes subsequently joined Crawley Warren Group PLC (CW), to further his aerospace interests and became group deputy chairman. In 1991 he was instrumental in forming ISB (International Space Brokers) partnering with CW with Frank Crystal & Co. and Le Blanc de Nicolay. Following the sale of CW to Blanch and then Benfield, Mr. Howes continued to work with the aerospace group he founded until Benfield’s merger with AON. He was, during that time, chairman of the brokers committee of the Aircraft Builders Council and served on the boards of Alliance RE Co. PLC and Charles Taylor Consulting PLC. He currently serves on the boards of Satec srl an Italian insurance agency underwriting space, aviation and weather related products on behalf of certain Lloyds and Company underwriters.

“We are delighted to welcome John Howes to Global Indemnity’s Board of Directors”, said Saul Fox, Chairman of the Board of Directors and Chief Executive of Fox Paine, LLC, whose affiliates constitute Global Indemnity’s majority shareholder. Mr. Fox added “Mr. Howes’ background and years of experience in the insurance industry in a senior management capacity will be of invaluable benefit to the organization”.

John Howes stated “I very much look forward to working with Saul Fox and the Board of Global which I believe has great possibilities in the challenging times currently facing the insurance industry.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Ireland & Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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